Exhibit 1

BANCO MULTIVA, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO MULTIVA, SOLELY IN ITS CAPACITY AS ISSUER TRUSTEE (FIDUCIARIO) UNDER THE IRREVOCABLE ISSUING, ADMINISTRATION, PAYMENT AND GUARANTY TRUST AGREEMENT NO. CIB/4323 ANNOUNCES EARLY SETTLEMENT OF THE EXCHANGE OFFER AND CONSENT SOLICITATION FOR ITS FIXED RATE SENIOR SECURED NOTES DUE 2032

Mexico City, Mexico – August 4, 2026 – Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva, solely in its capacity as Issuer Trustee (fiduciario) under the Irrevocable Issuing, Administration, Payment and Guaranty Trust Agreement No. CIB/4323 (Contrato de fideicomiso irrevocable de emisión, administración, pago y garantía no. CIB/4323), (the "Issuer Trust"), announces early settlement of its previously announced offer to exchange (the "Exchange Offer") any and all of its outstanding U.S.$303,000,000 aggregate principal amount of 11.000% Senior Secured Notes due 2031 (the "Existing Notes") for its Fixed Rate Senior Secured Notes due 2032 (the "New Notes"), and the related consent solicitation to amend and restate the indenture governing the Existing Notes (the "Consent Solicitation"). The Exchange Offer and the Consent Solicitation were made pursuant to the terms and subject to the conditions set forth in an exchange offering memorandum and consent solicitation statement dated July 14, 2026 (as supplemented and amended, the "Exchange Offering Memorandum"). Capitalized terms used but not defined in this press release have the meanings given to them in the Exchange Offering Memorandum.

EARLY SETTLEMENT RESULTS

As of the Early Tender Deadline, Eligible Holders holding U.S.$301,994,340 in aggregate principal amount of the Existing Notes, representing approximately 99.67% of the aggregate principal amount of the Existing Notes then outstanding, had validly tendered their Existing Notes and delivered their consents (the "Consents") to the proposed amendments to the indenture governing the Existing Notes (the "Proposed Amendments"). The Issuer Trust confirms that it received the Requisite Consents, and that all other conditions to the Exchange Offer and the Consent Solicitation set forth in the Exchange Offering Memorandum have been satisfied or waived.

Accordingly, on August 4, 2026 (the "Early Settlement Date"), the Issuer Trust, Operadora Hotelera G.I., S.A. de C.V., (the "Operator Guarantor"), Banco Multiva, S.A., Institución de Banca Múltiple, Grupo Financiero Multiva, in its capacity as trustee (fiduciario) under the Irrevocable Management and Guaranty Trust Agreement No. CIB/3224 and under the Irrevocable Management and Guaranty Trust Agreement No. CIB/3001 (the "Subsidiary Guarantors"), Murano PV, S.A. de C.V. (the "Parent Guarantor"), and UMB Bank, N.A., as trustee under the indenture governing the Existing Notes (in such capacity, the "Indenture Trustee"), executed a supplemental indenture (the "Supplemental Indenture") implementing the Proposed Amendments. As a result of the Supplemental Indenture becoming operative on the Early Settlement Date, (i) the indenture governing the Existing Notes was amended and restated in its entirety, (ii) the note guarantees securing the Existing Notes were released and discharged, and (iii) the security interests securing the Existing Notes were released, terminated and discharged.

On the Early Settlement Date, the Issuer Trust issued U.S.$360,093,657 in aggregate principal amount of New Notes to Eligible Holders who validly tendered their Existing Notes and delivered their Consents at or prior to the Early Tender Deadline, in exchange for their Existing Notes, pursuant to the terms of the Exchange Offering Memorandum. The New Notes were issued under a new indenture (the "New Notes Indenture"), dated as of August 4, 2026, among the Issuer Trust, the Operator Guarantor, the Subsidiary Guarantors, the Parent Guarantor, UMB Bank, N.A., as indenture trustee, offshore collateral agent, paying agent, transfer agent and registrar, and Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, as onshore collateral agent.

REMAINING EXISTING NOTES AND FINAL SETTLEMENT

The Exchange Offer and the Consent Solicitation will remain open for Eligible Holders that have not yet tendered their Existing Notes until 5:00 p.m. (New York City time) on August 11, 2026, unless extended or earlier terminated by the Issuer Trust (such date and time, as the same may be modified, the "Expiration Date"). Eligible Holders that validly tender their Existing Notes after the Early Tender Deadline but at or prior to the Expiration Date will be eligible to receive New Notes on the final settlement date, expected to be August 13, 2026 (the "Final Settlement Date").

As a result of the amendments implemented by the Supplemental Indenture, holders of Existing Notes that have not participated in the Exchange Offer now hold unsecured, unguaranteed obligations of the Issuer Trust with limited remaining protections, as substantially all of the restrictive covenants and events of default under the indenture governing the Existing Notes have been eliminated and all security interests and guarantees formerly securing the Existing Notes have been released. Following the successful early settlement of the Exchange Offer and Consent Solicitation, the Exchange Offer will remain open until the Expiration Date for Eligible Holders that have not yet tendered their Existing Notes.
The Issuer Trust reserves the right, subject to the terms and conditions of the New Notes Indenture, from time to time after the Expiration Date, to purchase or redeem any Existing Notes that are not tendered in the Exchange Offer and Consent Solicitation, through open market purchases, in privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as the Issuer Trust may determine or negotiate. Any such purchases or redemptions will depend on various factors existing at that time.

Neither the Exchange Offering Memorandum nor any related documents have been filed with or reviewed by any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of the Exchange Offering Memorandum or any related documents, and it is unlawful and may be a criminal offense to make any representation to the contrary.

Any questions or requests for assistance or copies of the Exchange Offering Memorandum or related documents may be directed to the Exchange and Information Agent at its telephone number or website set forth below.

The Exchange Agent and Information Agent for the Exchange Offer and the Consent Solicitation is:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor New York, NY 10005

Banks and Brokers Call: (646) 741-7227 Toll-Free: (800) 676-7437 Email: murano@dfking.com Website: www.dfking.com/murano

About Murano

Murano is a luxury hospitality and real estate development group operating in Mexico with a portfolio of large-scale luxury hotel and residential condominium developments owned, developed, and operated by affiliates of Murano Global Investments PLC.

THIS PRESS RELEASE IS NEITHER AN OFFER TO SELL NOR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY. THIS ANNOUNCEMENT IS ALSO NOT A SOLICITATION OF CONSENTS TO ANY PROPOSED AMENDMENTS. NO RECOMMENDATION IS MADE AS TO WHETHER ELIGIBLE HOLDERS OF THE EXISTING NOTES SHOULD TENDER THEIR EXISTING NOTES OR DELIVER CONSENTS TO THE PROPOSED AMENDMENTS.

Important Notice Regarding Forward-Looking Statements:
This press release contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward-looking statements. The words "expect", "believe", "estimate", "intend", "plan" and similar expressions, when related to the Murano Group and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made, and the Murano Group undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.